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                                                                       EXHIBIT B

                              Erekesef Securities
                           6355 Topanga Canyon Blvd.
                                   Suite 331
                            Woodland Hills, CA 91367


                                 April 15, 1998

                                                                       C1836-001

2d Interactive, Inc.
186 South Street
Boston, MA 02111

GOGO Holdings, Inc.
186 South Street
Boston, MA 02111

     Re:  Stock Purchase & Sale Agreement
          -------------------------------

Gentlemen:

     Reference is made to the Stock Purchase & Sale Agreement (the "Agreement") between the undersigned ("Erekesef"), 2d Interactive, Inc. ("2d") and GOGO Holdings, Inc. ("GOGO"). The parties to the agreement agree as follows (Capitalized terms not defined in herein shall have the meanings ascribed to terms in the Agreement):

     1. The parties shall hold in escrow pursuant to the terms hereof the signature pages to the Agreement.

     2. Erekesef shall comply with its obligations set forth in Section 1.08 of the Agreement and the parties shall use their best efforts to cause 2d and Global One to enter into the Non-Disclosure Agreement relating to the Global Information and to effect the disclosure of the Global Information to 2d.

     3. 2d has previously delivered to Erekesef $75,000, which shall be refunded to 2d only under the circumstances described in the Agreement.

     4. Upon receipt of the Global Information, 2d and Buyer shall have 3 full business days following the Delivery Date to evaluate the Global Information. After evaluation of the
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Global Information, 2d shall have the right to proceed with the transactions contemplated by the Agreement, by written notice ("Notice") to Erekesef at the end of such period. If 2d determines to proceed, the signature pages previously delivered shall, without further action, be released and delivered by and among the parties, the Termination Option shall be waived, and the Agreement shall become effective, as of the date the Notice is given to Erekesef. 2d shall also have the unconditional right to terminate all further discussions with Erekesef in which case the transactions contemplated by the Agreement shall be terminated as if 2d had exercised the Termination Option. If 2d does not deliver the Notice affirming its determination to proceed prior to the expiration of the third business day following receipt of the Global Information, 2d shall be deemed to have terminated the proposed transaction.

     5. Any dispute relating to the terms or performance of this letter agreement shall be resolved in the manner provided in the Agreement.

     Please sign the enclosed copy of this letter and return it to the undersigned to indicate that the foregoing is consistent with your understanding.

                                   Very truly yours,

                                   /s/ Kevin Bermeister
                                   ----------------------------
                                   Kevin Bermeister, President

ACKNOWLEDGED AND AGREED TO:

GOGO Holdings, Inc.

By: /s/ Dominic Ianno
   --------------------------

Name: Dominic Ianno
     ------------------------

Title: President
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2d Interactive, Inc.

By: /s/ Dominic Ianno
   --------------------------

Name: Dominic Ianno
     ------------------------

Title: President
      -----------------------